Exhibit (m)(6)

AFBA 5STAR FUNDS

SHAREHOLDER SERVICE PLAN

This Shareholder Service Plan (this “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by AFBA 5Star Funds (the “Trust”) with respect to the Advisor Class, Class B, and Class C shares of each of the series of the Trust (each a “Fund” and together the “Funds”). This Plan has been approved by a majority of the Trust’s Board of Trustees (the “Board” or the “Trustees”), including a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan and any agreement related to it (the “Independent Trustees”), by votes cast in person at a meeting called for the purpose of voting on this Plan.

In reviewing this Plan, the Board considered the proposed fees and service activities to be provided under this Plan. The Board concluded that the proposed compensation to the service providers under this Plan for shareholder servicing activities undertaken on behalf of the Funds’ Advisor Class, Class B, and Class C shares is fair and not excessive. Accordingly, the Board determined that this Plan should provide for such compensation and that adoption of this Plan would be prudent and in the best interests of each Fund and its Advisor Class, Class B, and Class C shareholders. Such approval included a determination that in the exercise of reasonable business judgment of the Board and in light of the fiduciary duties of the Board, there is a reasonable likelihood that the Plan will benefit the Trust and each Fund and its shareholders.

SECTION 1. SERVICE AGREEMENTS; PAYMENTS

(a)        The Trust, on behalf of each Fund, or its authorized agents (manager or distributor) is authorized to enter into shareholder service agreements (the “Agreements”), substantially in the form attached hereto as Exhibit A (which has been approved by the Board), with financial institutions and other persons who provide services for and maintain shareholder accounts (the “Service Providers”) as set forth in this Plan.

(b)        Pursuant to the Agreements, as compensation for the services described in Section 3 below, the Trust shall pay the Service Provider an annual fee of 0.25% of the average daily net assets from each of the Advisor Class, Class B, and Class C shares of a Fund represented by the shareholder accounts for which the Service Provider maintains a service relationship. Provided, however, that no Fund shall directly or indirectly pay any amounts, whether payments of fees pursuant to the Agreements or otherwise, that exceed any applicable limits imposed by law or the Financial Industry Regulatory Authority.

(c)        The Trust or its agents shall use their best efforts to ensure that each Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with an investment in the Advisor Class, Class B, and Class C shares of a Fund of the assets of its customers (i) will be disclosed by the Service Provider to its customers, (ii) will be authorized by its customers, and (iii) will not result in an excessive fee to the Service Provider.

SECTION 2. SHAREHOLDER SERVICE FEE.

Pursuant to this Plan, the Trust shall daily accrue and monthly pay each Service Provider a shareholder service fee not to exceed the amount described in Section 1(b) above.

SECTION 3. SERVICE ACTIVITIES.

Service activities include (a) establishing and maintaining accounts and records relating to clients of a Service Provider; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of Advisor Class, Class B, and Class C shares of a Fund may be affected and other matters pertaining to such class of share’s services; (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing of purchase, exchange and redemption transactions; (e) arranging for the wiring of funds; (f) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; (g) integrating periodic statements with other shareholder transactions; and (h) providing such other related services as the shareholder may request.

SECTION 4. REPORTING REQUIREMENTS

The persons authorized to make payments on behalf of the Trust pursuant to this Plan shall collect and monitor the documentation of payments made to Service Providers pursuant to Sections 1 and 2 of this Plan and the expenses incurred and/or services provided by such Service Providers pursuant to Section 3 of this Plan. On a quarterly basis, such persons shall furnish to the Board for its review a written report of such payments, expenses and services for the previous fiscal quarter, and they shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under this Plan in order to enable the Board to make an informed determination of whether this Plan should be continued.

SECTION 5. EFFECTIVENESS, TERMINATION AND AMENDMENT

(a)        This Plan shall continue in effect for any Fund for a period of more than one year only so long as such continuance is specifically approved at least annually by a majority of the Board, including a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on this Plan.

(b)        This Plan and each agreement entered into pursuant to this Plan may be terminated as to any Fund at any time, without penalty, by vote of a majority of the outstanding shares of the Fund, or by vote of a majority of the Independent Trustees, on not more than sixty (60) days’ written notice.

(c)        This Plan and each agreement entered into pursuant to this Plan may not be amended to increase materially the amount to be spent by the Trust pursuant to paragraphs 1 and 2 of this Plan without approval by a majority of the outstanding shares of the Funds.

(d)        All material amendments to this Plan or to any agreement entered into pursuant to this Plan shall be approved by a majority of the Board, including a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on any such amendment.

SECTION 6. LIMITATION OF SHAREHOLDER AND DIRECTOR LIABILITY.

The Trustees and the Funds’ shareholders shall not be liable for any obligations of the Trust or of a Fund under this Plan, and each Service Provider shall agree that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Fund to which such Service Provider’s rights or claims relate in settlement of such rights or claims, and not to the Trustees or the Funds’ shareholders.

SECTION 7. MISCELLANEOUS

(a)        So long as this Plan is in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of such Independent Trustees.

(b)        So long as this Plan is in effect, a majority of the Board shall be composed of Independent Trustees.

(c)        So long as this Plan is in effect, any person who acts as legal counsel for the Independent Trustees shall be “independent legal counsel,” as such term is defined in Rule 0-1(a)(6)(ii) of the 1940 Act.

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This Plan became effective on March 26, 2001 and was amended on October 28, 2003 and November 13, 2008.

EXHIBIT A

FORM OF

SHAREHOLDER SERVICE AGREEMENT

BETWEEN

AFBA 5STAR FUNDS

AND

THIS AGREEMENT is made as of the        day of         ,          by and between AFBA 5Star Funds, a Delaware statutory trust which may issue one or more series and classes of shares of beneficial interest (the “Trust”), on behalf of each class of shares of each series to which this Agreement pertains (the “Funds”), and                             , a                              (the “Company”).

W I T N E S S E T H:

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust wishes, on behalf of the Funds, to retain the Company to provide certain shareholder services and administrative services to shareholders of the Funds, and the Company is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, it is agreed between the parties hereto as follows:

i.           The Company shall provide shareholder and administrative services for certain shareholders of the Funds. Such services may include, without limitation, some or all of the following: answering inquiries regarding the Funds; assistance in changing dividend options, account designations and addresses; assistance in processing purchase and redemption transactions; and such other information and services as the Trust, on behalf of the Funds, reasonably may request, to the extent permitted by applicable statute, rule or regulation.

ii.          The Company shall provide such facilities and personnel as is necessary or beneficial for providing information and services to shareholders of the Funds, and to assist the Funds in servicing accounts of such shareholders.

iii.         Neither the Company nor any of its employees or agents are authorized to make any representation concerning shares of the Funds at any time except those contained in the Funds’ Prospectus at such time; and the Company, in its capacity as described in this Agreement, shall have no authority to act as agent for the Funds.

iv.        In consideration of the services and facilities described herein, the Company shall be entitled to receive from the class of shares of the Fund to which it pertains an annual fee of 0.25% of the average daily net assets of such class represented by the shareholder accounts for which the Company maintains a service relationship.

v.         The Trust reserves the right, at its discretion and without notice, to suspend the sale of its shares or withdraw the sale of its shares of the Funds.

vi.        This Agreement may be terminated as to any Fund or any class of shares of any Fund at any time (without payment of any penalty) by: (i) a majority of Trustees of the Trust; (ii) a vote of a majority of the outstanding voting securities of a Fund or any class of shares of a Fund; or (iii) the Company. The Trust may also terminate this Agreement for cause on violation by the Company of any of the provisions of this Agreement. The Trust’s failure to terminate for any cause shall not constitute a waiver of its right to terminate at a later date for any such cause.

vii.       All communications to the Trust shall be sent to the Trust c/o PFPC Inc., 400 Bellevue Parkway, Wilmington, DE 19890-0001. All communications to the Company shall be sent to                             .

viii.     This Agreement shall become effective as of the date when it is executed and dated by the Trust, on behalf of the Funds below. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the state of Delaware.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers designated below on the day and year first above written.

AFBA 5Star Funds, on behalf of the Funds

By:	By:

Name:	Name:
Title:	Title: